Exhibit 10.29

Chipman & Chipman, LLC

[***]

May 1, 2020

Mr. Anthony P. Mack

Chairman and Chief Executive Officer

1554 Paoli Pike, #279

West Chester, PA 19380

Dear Mr. Mack:

The purpose of this letter is to set forth a summary of our engagement by Virpax Pharmaceutical, Inc. (“Company”)

1. Engagement and Performance

(a) Scope of Engagement. Chipman & Chipman, LLC (“Contractor”) will perform the duties and functions as are customarily carried out by a CFO of a developer of pharmaceutical or medical products of a size comparable to Company, including but not limited to, accounting and consulting services (collectively, “Services”).

(b) Term of Engagement. The term of this engagement shall for a period of one (1) year from the date hereof, unless terminated earlier as provided herein (the “Term”). At the expiration of the Term, the engagement hereunder may be extended as mutually agreed to in writing by Company and Contractor.

(c) Performance. All Services rendered by Contractor hereunder will be performed to Company’s reasonable satisfaction, in a timely manner and shall be of the highest professional standards. Contractor will devote as much of Contractor’s time, energy and abilities to the performance of the Services as is necessary to perform the Services in conformance with the above standards.

(d) Cooperation. Company will provide such access to its information and property as may be reasonably required in order to permit Contractor to perform the Services. Contractor will cooperate with Company’s personnel, will not interfere with the conduct of Company’s business and shall observe all policies, rules and regulations of Company.

(e) Payment for Services.

(i) Contractor’s monthly fee for Services is Six Thousand U.S. Dollars ($6,000) (“Fee”), payable on the first of each month during the Term, commencing on June 1, 2020. The Fee shall be prorated for any partial months hereunder.

Virpax Pharmaceuticals, Inc.

May 1, 2020

(ii) Upon the closing of Company’s initial public offering (“IPO”), Company shall pay to Contractor a lump sum amount equal to Six Thousand U.S. Dollars ($6,000) multiplied by the number of months in which Contractor rendered Services pursuant to the engagement contemplated hereby, provided, however, that upon the closing of the IPO all of Company’s shares are subscribed for or the agreement with the underwriter is for a firm commitment.

(iii) Contractor shall be awarded a grant of two hundred thousand (200,000) non-qualified stock options of Company’s common shares at an exercise price equal to Company’s fair market value per share of the date of grant, as determined by the Board of Directors of the Company and pursuant to Company’s Amended and Restated 2017 Equity Incentive Plan. The grant of option award provided herein is subject to the execution by Contractor of a stock option agreement in the form approved by Company. The stock options will vest as follows: 50,000 options upon the grant date, 100,000 options upon the close of the IPO, and the remaining 25% on the first anniversary date of the close of the IPO. The stock options shall accelerate and vest in full upon the occurrence of a Change of Control (defined below). The term “Change of Control” means the sale of all or substantially all the assets of Company, any merger, consolidation or acquisition of Company with, by or into another corporation, entity or person, or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company not incident to an IPO.

2. Independent Contractor Status

(a) Control. Contractor and Company agree that Contractor shall be classified as an independent contractor and shall not be classified as an employee of Company. Contractor shall control the means and methods used to perform the Services. This Agreement is not intended to create and shall not create a joint venture, partnership or agency relationship between Company and Contractor. Contractor shall have no authority to bind Company. Contractor shall at all times represent and disclose that Contractor is in independent contractor of Company and shall not represent to any third party that Contractor is an employee, agent, or representative of Company.

(b) Taxes. Contractor will accurately complete all federal, state and local tax forms, including but not limited to IRS Form W-9, required by Company for tax purposes. Contractor shall have the sole responsibility for the proper reporting and payment of all federal, state and local taxes due on payments made to Contractor by Company. Contractor shall pay for all employment taxes, including but not limited to worker’s compensation, statutory disability insurance, and unemployment insurance applicable to Contractor. Contractor shall indemnify and hold harmless Company and its shareholders, directors, officers, employees, agents and representatives against and from any liability relating to the tax treatment of the Fee and all other compensation paid to Contractor by Company, including but not limited to liability associated with deductions or withholdings from such compensation, the payment of additional taxes by any party, and interest, charges, penalties assessed thereon and attorney’s fees.

Virpax Pharmaceuticals, Inc.

May 1, 2020

(c) Benefits. Contractor is not eligible for any form of Company employee benefit, coverage, participation or service credit, including but not limited to, medical, life, disability, pension, retirement, bonuses or other employee incentives, paid or unpaid leave, workers’ compensation, unemployment, statutory disability or family leave. Consistent with the foregoing, it is further agreed that Company shall have no obligation to provide such benefits to Contractor, or any dependent or beneficiary of Contractor, and that no such rights or entitlements are created hereby. If any governmental agency should re-classify Contractor’s status, it is agreed that such re-classification shall have no impact on Contractor’s continuing ineligibility to participate in any Company benefit program except as herein provided in paragraph, nor shall it cause Contractor to be eligible to participate retroactively in any Company benefit program.

3. Termination

(a) Termination without Cause. Contractor and Company may terminate this engagement at any time upon thirty (30) days prior written notice to the other party.

(b) Termination for Cause. Company may terminate this engagement immediately for Cause (defined below) upon written notice of such termination to Contractor. “Cause” means any of the following actions on the part of Contractor:

(i)	Intentional dishonesty, willful misconduct, gross negligence, breach of fiduciary duty involving personal profit, willful violation of any governmental law, rule, or regulation (other than traffic violations or similar offenses);

(ii)	Use of Company’s Confidential Information for Contractor’s own benefit or the benefit of others or in a way adverse to Company’s interests;

(iii)	A material breach by Contractor of any provision of engagement as set forth herein which is not cured within fifteen (15) days after written notice thereof is given to Contractor by Company; and

(iv)	Substantial failure by Contractor in the performance of the Services which is not cured within 15 days after written notice thereof is given to Contractor by Company.

(c) Automatic Termination. This engagement shall automatically terminate without notice to either Contractor or Company upon Contractor and Company entering into an executive employment agreement as contemplated in paragraph 5 below.

(d) Return of Company Property and Materials. Upon termination of this engagement, Contractor agrees to promptly return to Company all material, objects or property of Company, received from Company, or resulting from or relating to Contractor’s work on behalf of Company, in Contractor’s possession or under Contractor’s control, including but not limited to any Confidential Information (defined below) and destroy all copies (in all mediums, including hard copies and electronic copies) thereof. This section shall survive the termination of the engagement hereunder.

Virpax Pharmaceuticals, Inc.

May 1, 2020

(e) Transition Cooperation. Upon termination of the engagement hereunder, Contractor agrees to provide reasonable cooperation with Company in effecting a seamless transition of Contractor’s Services to the person or entity succeeding Contractor.

4. Restrictive Covenants.

(a) Confidentiality and Non-Use Obligations.

(i) Contractor acknowledges that, in the course of performing services for Company, Contractor will obtain knowledge of Company’s proprietary and/or confidential business plans, financials, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, materials, data, improvements, disclosures, collaborators, customers, contractor and supplier lists and/or other proprietary and/or confidential information (collectively, the “Confidential Information”). Except with the prior written consent of Company, Contractor shall keep the Confidential Information secret and confidential and not to publish, disclose or divulge any Confidential Information to any other person who is not subject to obligations of confidentiality to the Company that are at least as protective of the Confidential Information as this Agreement, and not to use any Confidential Information for Contractor’s own benefit or to the detriment of Company, nor for any purpose other than in connection with the performing of Services for or on behalf of the Company, whether or not such Confidential Information was discovered or developed by Contractor. Contractor also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence.

(ii) The restrictions on use and disclosure of the Confidential Information set forth above shall not apply to any portion of the Confidential Information that: (i) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of unauthorized disclosure by Contractor; (ii) becomes available to Contractor on a non- confidential basis from a source other than Company that has represented to Contractor in writing (and regarding which Contractor reasonably believes) that such source is entitled to disclose it; or (iii) was independently developed or acquired by Contractor prior to the engagement hereunder by Company outside the scope of Contractor’s engagement with Company and without use of or reference to any Confidential Information of Company, as evidenced by documentation or other evidence in Contractor’s possession.

(b) Non-Solicitation. Contractor agrees that during the time that Contractor renders Services to Company, and for a period of twelve (12) months following the cessation of all such Services, for any reason or no reason, Contractor shall not directly or indirectly solicit, induce, recruit or encourage any of Company’s employees or consultants to reduce their services to, terminate or not renew their relationship with Company, or attempt any of the foregoing, either for himself or herself or any other person or entity.

(c) Non-Interference. Contractor agrees that during the time that Contractor renders Services to Company, and for a period of two (2) years following the cessation of such Services, for any reason or no reason, Contractor shall not induce or attempt to induce any person or entity who is a customer, supplier, study or trial participant or other contracting party with Company to terminate or not renew or not extend any written or oral agreement or understanding or other relationship with Company or to reduce the amount of business it conducts with Company.

Virpax Pharmaceuticals, Inc.

May 1, 2020

(d) Reasonable Restrictive Covenants. Contractor acknowledges that compliance with this paragraph 4 is necessary to protect the good will and other proprietary interests of Company, and that Contractor will be entrusted with highly confidential information regarding Company and its technology and will have access to Company’s financials, affairs, trade secrets and other proprietary information.

(e) Remedies.

(i) Contractor acknowledges that Contractor’s compliance with the restrictive covenants set forth in this paragraph 4 is necessary to protect the trade secrets, confidential information, goodwill, customer relations and other proprietary and legitimate business interests of Company. Contractor acknowledges that any breach of any of these covenants will result in irreparable and continuing damage to Company’s business for which there will be no adequate remedy at law and Contractor agrees that, in the event of any such breach of the aforesaid covenants, Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be available at law or in equity. Accordingly, Contractor expressly agrees that upon any breach, or threatened breach, of the terms of this paragraph 4 hereof, the Company shall be entitled as a matter of right, in any court of competent jurisdiction in equity or otherwise to enforce the specific performance of Contractor’s obligations hereunder, to obtain temporary and permanent injunctive relief without the necessity of proving actual damage to Company, or the inadequacy of a legal remedy. In addition, in the event a court orders Company to post a bond in order to obtain such injunctive relief for a claim hereunder, Contractor agrees that Company will be required to post only a nominal bond. The rights conferred upon Company in this paragraph 5(e)(i) shall not be exclusive of any other rights or remedies that Company, as applicable, may have at law, in equity or otherwise.

(ii) In the event that Contractor violates any of the covenants herein and Company commences legal action for injunctive or other relief, then Company shall have the benefit of the full period of the covenants such that the covenants shall have the duration of the full period of the applicable restriction computed from the date Contractor ceased violation of the covenants, either by order of the court or otherwise. Contractor acknowledges that any claim or cause of action of Contractor against Company shall not constitute a defense to the enforcement by Company of the covenants stated herein. In the event Company obtains any such injunction, order, decree or other relief, in law or in equity, Contractor shall be responsible for reimbursing Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit.

5. Employment Opportunity. Provided the engagement hereunder is not terminated, following the close of the IPO, it is Company’s intention to retain Contractor as a full time employee to act as the Chief Financial Officer for the Company pursuant to an Executive Employment Agreement, the terms of which shall be mutually agreed upon by the parties.

Virpax Pharmaceuticals, Inc.

May 1, 2020

6. Entire Agreement. The foregoing provisions contained in this letter contains the entire agreement and understanding between Contractor and Company relative to its subject matter and supersedes and replaces all prior or contemporaneous negotiations, understandings, agreements and proposed agreements, written or oral.

7. No Conflicts. Contactor represents and warrants that Contractor is not a party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with the engagement hereunder or which would in any way restrict or prohibit Contractor from undertaking or performing Services hereunder or otherwise entering into or performing hereunder.

If the foregoing is agreeable to Company, please sign below and return it to me at your earliest convenience.

Sincerely,

Christopher M. Chipman, CPA

Chipman & Chipman LLC

Managing Member

Intending to be legally bound hereby, I accept this engagement in accordance with the terms and condition herein stated this 1st day of May, 2020.

Virpax Pharmaceuticals, Inc.

By:	/s/ Anthony P. Mack
Authorized Signature